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                                                                    Exhibit 99.1

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[LOGO]                             News Release
AK Steel

Contacts:  Media - Alan H. McCoy, Vice President, Public Affairs (513) 425-2826
           Investors - James L. Wainscott, Vice President, Treasurer and CFO
           (513) 425-5392
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              AK Steel Increased Exchange Ratio for Armco Merger
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MIDDLETOWN, OH, September 22, 1999--AK Steel (NYSE; AKS) today announced that it has increased the exchange ratio under its merger agreement with Armco Inc. so that, upon effectiveness of the merger, holders of Armco common stock will receive .3829 of a share of AK Steel common stock for each share of Armco common stock they own.

        The increased exchange ratio will result in the receipt by Armco stockholders of AK Steel shares representing $7.50 per share of Armco common stock, based on AK Steel's average closing price of $19.59 per share during the ten trading day period ended September 21, 1999. The merger is being submitted to the stockholders of both companies on September 29, 1999, as previously announced.

        Based upon the 108,662,797 shares of Armco common stock outstanding on August 25, 1999 (the record date for the Armco stockholders meeting), AK Steel expects to issue approximately 41,607,000 shares of its common stock upon consummation of the merger, which is planned for September 30, 1999.

        AK Steel produces flat-rolled steel products for automotive, appliance, construction and manufacturing industries. The company employs about 5,800 men and women in its plants and offices in Middletown, Ohio, Ashland, Kentucky and Rockport, Indiana. Armco employs about 5,700 and is a leading producer of specialty flat-rolled stainless, electrical and galvanized steels with plants in Butler, Pennsylvania and Coshocton, Dover, Mansfield and Zanesville, Ohio. Armco also produces snow and ice control products, standard pipe and tubular products and operates a major industrial park on the Houston, Texas ship channel.


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